UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2018
__________________________________

Commission File Number 001-08198

HSBC FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	86-1052062
(State of incorporation)	(I.R.S. Employer Identification No.)
1421 West Shure Drive, Suite 100, Arlington Heights, Illinois	60004
(Address of principal executive offices)	(Zip Code)

(224) 880-7000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (17 CFR 230.405 or Rule 12b-2 of the Securities Exchange act of 1934 (17 CFR 240.12b-2.
Emerging growth company ☐
If an emerging growth company, indicated by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

HSBC Finance Corporation

Item 8.01. Other Events.
This filing contains inside information for the purposes of Article 7 of Regulation (EU) No. 596/2014, and constitutes "regulated information" for the purposes of Article 2(1)(k) of Directive 2004/109/EC, as amended.
On January 8, 2018, HSBC Finance Corporation ("HSBC Finance") announced that it has commenced tender offers (the "Offers") to purchase for cash any or all of the $1.4 billion aggregate outstanding principal balance of various long-term debt issuances (the "Notes") as described in the table below which were issued by either HSBC Finance or Beneficial Company LLC:

Long-term Debt Issuance	Outstanding Principal Balance
(in millions)
6.250 percent Senior Notes due 2019	$169
6.676 percent Senior Subordinated Notes due January 15, 2021	1,104
7.190 percent Senior Notes due August 18, 2023	5
7.160 percent Senior Notes due September 1, 2023	5
7.625 percent Senior Notes due May 17, 2032	97
7.350 percent Senior Notes due November 27, 2032	27
Total	$1,407
As a result of the Offers, HSBC Finance expects to record a one-time charge reflecting a loss on early extinguishment of debt. The actual charge recorded will depend upon the aggregate principal amount of the Notes purchased in the Offers and final pricing of the Offers. However, assuming that 50 percent of the aggregate outstanding principal balance of each series of Notes are purchased by HSBC Finance in the Offers, the charge is currently estimated to be approximately $100 million, which HSBC Finance would record during the first quarter of 2018.
HSBC Finance previously disclosed in its 2016 Form 10-K that any reduction in the corporate tax rate would result in a decrease in the carrying value of HSBC Finance’s net deferred tax asset, and a reduction to its net income and total equity during the period in which any tax rate change is enacted. On December 22, 2017, new U.S. tax legislation (“Tax Legislation”) was enacted, which reduced the federal corporate income tax rate from 35 percent to 21 percent, effective January 1, 2018. HSBC Finance currently estimates that net income for the quarter ending December 31, 2017 will include a reduction of approximately $700 million, with a corresponding reduction in total equity, as a result of the federal corporate tax rate change primarily due to a lower carrying value of its net deferred tax asset.
The Tax Legislation also contained other provisions, such as the base erosion and anti-abuse tax (“BEAT”), which may have a material impact on the value of HSBC Finance’s net deferred tax asset. The comprehensive impact of the BEAT on HSBC Finance is not yet clear, and will depend on future tax regulatory guidance, actions HSBC Finance or its affiliates may take as a result of the Tax Legislation and future earnings of other subsidiaries of HSBC North America Holdings Inc. ("HNAH"), as HSBC Finance is part of the HNAH consolidated Federal income tax return.
Consistent with its announced strategy to run-off and sell its real estate secured receivable portfolio and to wind down the portion of its business related thereto, HSBC Finance has reduced its portfolio balance to zero as of December 31, 2017. HSBC Finance intends to file a Form 15 to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including with respect to periodic reports. Once HSBC Finance is no longer a reporting company under the Exchange Act, holders of the Notes will have access to limited or no future information about HSBC Finance. In addition, HSBC Finance currently intends to apply to have the Notes that are listed on the Luxembourg Stock Exchange delisted from the Luxembourg Stock Exchange and expects to review rating agency coverage and may reduce or eliminate coverage in the future.
A copy of the press release announcing the commencement of the Offers is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	January 8, 2018 Press Release

HSBC Finance Corporation

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:    January 8, 2018

HSBC FINANCE CORPORATION

By:	/s/ MICHAEL A. REEVES
Michael A. Reeves
Executive Vice President and
Chief Financial Officer

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